                                   EXHIBIT 12

                              LTC PROPERTIES, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)
                                   (unaudited)
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


                                                                     PERIOD ENDED DECEMBER 31,
                                                           -----------------------------------------------
                                                            1996      1995      1994      1993      1992(1)
Net income                                                 $22,537   $20,040   $15,338   $ 6,847   $  763

Add Fixed Charges:
     Interest expense including amortization
          of debt issue costs                               20,604     9,407     6,563     6,400    2,597


     Minority interest                                         898        57         -         -        -
                                                           -------   -------   -------   -------   ------
          Earnings                                          44,039    29,504    21,901    13,247    3,360

Interest expense including amortization
 of debt issue costs                                        20,604     9,407     6,563     6,400    2,597


Minority interest                                              898        57         -         -        -
                                                           -------   -------   -------   -------   ------
          Fixed charges                                     21,502     9,464     6,563     6,400    2,597

Ratio of earnings to fixed charges                           2.05x     3.12x     3.34x     2.07x    1.29x
                                                           =======   =======   =======   =======   ======
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(1)  From August 25, 1992 (commencement of operations) to December 31, 1992.